UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

             Date of Report:  February 12, 2003
    (Date of Earliest Event Reported:  February 11, 2003)

                     EL PASO CORPORATION
   (Exact name of Registrant as specified in its charter)


     Delaware             1-14365            76-0568816
  (State or other    (Commission File     (I.R.S. Employer
  jurisdiction of         Number)       Identification No.)
 incorporation or
   organization)

                      El Paso Building
                    1001 Louisiana Street
                    Houston, Texas 77002
     (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (713) 420-2600



Item 5.  Other Events
         -------------

   On February 11, 2003, Moody's Investors Service announced it downgraded the debt ratings of El Paso Corporation's senior unsecured notes from Ba2 to Caa1 with a ratings outlook of negative, and our pipeline operating Companies' ratings were lowered from Ba1 to B1.

   Although it is difficult to predict actual cash demands based on the Moody's downgrade, we estimate that the incremental cash demand required by our lower debt ratings (inclusive of the Standard and Poor's downgrade on February 7, 2003) would be approximately $200 million. We are therefore maintaining our prior $2.2 billion estimate for total cash demands associated with lowered debt ratings.

This document includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this filing, including, without limitation, the
positive acceptance of the plan  to  exit  the   energy  trading
business by the credit rating agencies; the accounting and financial consequences of the plan to exit the energy trading business; the demand by third parties for cash collateral; the successful implementation of the 2003 business plan; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              EL PASO CORPORATION



                                By: /s/ Jeffrey I. Beason
                                   -----------------------
                                   Jeffrey I. Beason
                                 Senior Vice President
                                     and Controller
                             (Principal Accounting Officer)

Dated:  February 12, 2003